Tateo Mataki	Tel: 81-3-6216-0003
President and CEO	Fax: 81-3-6217-0203
E-mail: t.mataki@dentsu.co.jp
January 2, 2006
Mr. Maurice Lévy
Chairman & Chief Executive Officer
Publicis Groupe S.A.
133, avenue de Champs Elysées
75380 Paris, France
Dear Mr. Lévy,
Following the meeting of the management board of Publicis Groupe SA (“Publicis”) held today and Publicis’ proposal to offer to purchase, through a public tender offer (the “Tender Offer”), all the warrants (bons de souscription d’actions) of Publicis (“BSA”) issued in connection with the Publicis/Bcom3 merger, we are very pleased to confirm that Dentsu Inc. (“Dentsu”) hereby irrevocably commits to tender all of the BSA issued to it into such Tender Offer, subject to the following conditions:
(i) the price offered by Publicis for each BSA in the Tender Offer shall be at least 9 euros per BSA, provided that, for the avoidance of doubt and as required by applicable law, if, prior to the expiration of the Tender Offer, Publicis increases the consideration offered for any BSA, all holders of BSA (inclunding Dentsu) will be offered such increased consideration in respect of any BSA tendered;
(ii) the Tender Offer shall not be subject to any minimum tender conditions and shall be conducted in accordance with the other material terms and conditions set forth in the draft note d’information provided to us on January 2, 2006 (other than an increase in the consideration offered);
(iii) the Tender Offer shall be conducted in accordance with all French and United States applicable laws and regulations, including all applicable disclosure requirements ;
(iv) Publicis will use its reasonable efforts to launch the Tender Offer within 45 days of the date of this letter;
(v) the Tender Offer shall be consummated (“réglement-livraison”) within 35 trading days of the date of the launch of the Tender Offer; and
(vi) the Tender Offer shall be approved and recomended by the supervisory board of Publicis no later than on January 3rd, 2006.
If any of the above conditions is not satisfied, then Dentsu shall be entitled to terminate the above commitment and withdraw its BSA from the Tender Offer. Furthermore, Dentsu hereby represents and warranties that:
          (i) Dentsu has good, marketable and unencumbered title to 6,156,525 BSA free and clear of all liens, restrictions, charges and encumbrances and, to Dentsu’s knowledge, not subject to any adverse claims (in each case, other than those contained in the shareholders agreements with each of Publicis and Mme Badinter);

Tateo Mataki	Tel: 81-3-6216-0003
President and CEO	Fax: 81-3-6217-0203
E-mail: t.mataki@dentsu.co.jp
          (ii) Dentsu has all necessary corporate power and authority to make, execute and deliver this letter and to tender its BSA into the Tender Offer; the making, execution, delivery and performance hereof, and the tender of the BSAs contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Dentsu.
The content of this letter, as well as its existence, is confidential shall be disclosed solely (i) to the supervisory board of Publicis held on the date hereof and/or (ii) in the French note d’information and related disclosures (such as the press release announcing the transaction) and the United States offer to purchase and other required filings pursuant to the securities laws and regulations of France and the United States, including the filing of the full text of this letter with the AMF and as an exhibit to the Schedule TO required to be filed with the U.S. Securities and Exchange Commission.
The terms and provisions in this letter shall be governed by and construed in accordance with the laws of the Republic of France. The parties irrevocably submit to the exclusive jurisdiction of the competent courts of the Cour d’Appel of Paris, France, in any suit or proceeding based on or arising under this letter.
If Publicis agrees with the terms of this letter, please sign and return to us an originally executed copy of this letter by express courier (with a copy by e-mail) not later than January 3, 2006.
Sincerely yours,
/s/  Tateo Mataki

Tateo Mataki
President and CEO

Confirmed and agreed as of the date first written above:
/s/  Maurice Lévy

Maurice Lévy
Chairman
and Chief Executive Officer of Publicis Groupe S.A.

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